Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Second Quarter 2009 Earnings

Investor/Analyst Conference Call Scheduled for August 4, 2009 at 10:00 a.m. ET

ATLANTA, August 3, 2009 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $50.7 million for the second quarter of 2009, compared to $27.0 million for the second quarter of 2008. On a diluted per share basis, the net loss attributable to common shareholders was $1.14 for the second quarter of 2009, compared to $0.61 for the second quarter of 2008.

The net loss attributable to common shareholders was $50.3 million for the six months ended June 30, 2009, compared to $26.2 million for the six months ended June 30, 2008. On a diluted per share basis, the net loss attributable to common shareholders was $1.13 for the six months ended June 30, 2009, compared to $0.59 for the six months ended June 30, 2008.

The Company’s net loss attributable to common shareholders for the three months ended June 30, 2009 included non-cash impairment charges of approximately $76.3 million relating to the Company’s investment in a condominium project and adjacent land. These charges were partially offset by a net gain of approximately $24.7 on the sale of an apartment community in April 2009.

The Company’s net loss attributable to common shareholders for the six months ended June 30, 2009 included the above-mentioned items as well as gains of approximately $2.3 million relating to the early extinguishment of indebtedness, the mark-to-market of an interest rate swap, and changes in previous hurricane loss estimates.

The Company’s net loss attributable to common shareholders for the three months ended June 30, 2008 included non-cash impairment charges of approximately $28.9 million and severance charges of $0.4 million. The net loss attributable to common shareholders for the six months ended June 30, 2008 included the above-mentioned items as well as an approximately $2.3 million gain on the sale of an apartment community. Additionally, the net loss attributable to common shareholders for the three and six months ended June 30, 2008 included a charge of approximately $2.1 million and $8.2 million, respectively, related to the Company’s formal process to pursue a possible business combination or other sale transaction, which ended in the second quarter of 2008.

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the second quarter of 2009 was a deficit of $59.0 million, or $1.32 per diluted share, compared to a deficit of $12.6 million, or $0.28 per diluted share, for the second quarter of 2008. The Company’s reported FFO for the second quarter of 2009 included the impairment charges discussed above of approximately $76.3 million, or $1.71 per diluted share. The Company’s reported FFO for the second quarter of 2008 included the charges discussed above in the aggregate of approximately $31.4 million, or $0.71 per diluted share.

FFO for the six months ended June 30, 2009 was a deficit of $42.0 million, or $0.94 per diluted share, compared to FFO of $1.3 million, or $0.03 per diluted share, for the first six months of 2008. The Company’s reported FFO for the six months ended June 30, 2009 included the impairment charges and income items discussed above in the aggregate of approximately $74.0 million, or $1.66 per diluted share. The Company’s reported FFO for the six months ended June 30, 2008 included the charges discussed above in the aggregate of approximately $37.5 million, or $0.84 per diluted share.

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 41 mature (same store) communities, containing 14,921 apartment units, was 93.4% and 93.7% for the second quarter of 2009 and 2008, respectively.

Total revenues for the mature communities decreased 3.4% and total operating expenses decreased 8.4% during the second quarter of 2009, compared to the second quarter of 2008, resulting in a 0.2% increase in store net operating income (“NOI”). The average monthly rental rate per unit decreased 3.1% during the second quarter of 2009, compared to the second quarter of 2008.

On a sequential basis, total revenues for the mature communities decreased 0.7% and total operating expenses decreased

1.6%, producing a 0.1% decrease in same store NOI for the second quarter of 2009, compared to the first quarter of 2009. On a sequential basis, the average monthly rental rate per unit decreased 1.6%. For the second quarter of 2009, average economic occupancy at the mature communities was 93.4%, compared to 93.7% for the first quarter of 2009.

For the six months ended June 30, 2009, average economic occupancy at the Company’s mature communities was 93.6%, compared to 93.9% for the six months ended June 30, 2008.

Total revenues for the mature communities decreased 2.5% and total operating expenses decreased 6.1% during the first half of 2009, compared to the first half of 2008, resulting in a 0.1% increase in same store NOI. The average monthly rental rate per unit decreased 2.1% for the six months ended June 30, 2009, compared to the six months ended June 30, 2008.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Financing Activity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 45.0% at June 30, 2009, and variable rate debt as a percentage of total debt was 3.5% as of that same date.

Proceeds from the sales of Post Dunwoody®, Post Forest® and Post Ridge® discussed below were used to pay down the Company’s revolving lines of credit and to add to available cash and cash equivalents. As of July 31, 2009, the Company had outstanding borrowings and letters of credit totaling approximately $4 million under its combined $630 million unsecured lines of credit and held available cash and cash equivalents of approximately $51 million.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Disposition, Development and Other Investment Activity

Disposition Activity

In April 2009, the Company closed the sale of its Post Dunwoody® apartment community located in Atlanta, Georgia for a gross sales price of approximately $47.4 million. Post Dunwoody® is a 530-unit garden-style apartment community located in the Dunwoody area of Atlanta and was completed in phases in the late 1980’s and mid 1990’s. The Company recognized a gain on the sale of approximately $24.7 million in the second quarter of 2009.

In July 2009, the Company closed the sale of its Post Forest® apartment community located in the greater Washington, D.C. area for a gross sales price of approximately $57.5 million. Post Forest® is a 364-unit garden-style apartment community located in Fairfax County, VA and was completed in 1990. The Company will recognize a gain on the sale of approximately $37.3 million in the third quarter of 2009.

The Company also closed in July 2009 the sale of its Post Ridge® apartment community, located in Atlanta, Georgia, for a gross sales price of approximately $44.8 million. Post Ridge® is a 434-unit garden-style apartment community located in the northwest area of Atlanta and was completed in 1998. The Company will recognize a gain on the sale of approximately $17.2 million in the third quarter of 2009.

The Company currently has no other apartment communities being marketed for sale.

Development Activity

As of June 30, 2009, the Company’s aggregate pipeline of development projects under construction and/or in lease-up (before the impact of impairment charges described below) totaled approximately $487 million. As of that same date, approximately $133 million of estimated construction costs remained to be funded, including construction payables, by the Company (or approximately $89 million, excluding committed construction loan financing). The Company expects to fund future estimated construction expenditures primarily by utilizing available cash and cash equivalents and borrowing capacity under its unsecured revolving lines of credit.

The Company also recently completed its lease-up of Post Alexander™, a 307-unit mid-rise apartment community in Atlanta, Georgia.

Apartment Community Renovation and Remediation Activity

As of June 30, 2009, the Company had completed the substantial renovation of two apartment communities, Post Peachtree Hills® in Atlanta, Georgia and Post Heights™ in Dallas, Texas, containing a total of 668 units. The renovation of these communities began in 2008. The Company believes that the long-term value of these communities will be enhanced as a result of the renovations; however, operating results at these communities have been affected negatively by increased vacancy during the renovation and re-lease up period.

As previously announced, the Company continues its initiative to remediate communities with stucco exteriors or exterior insulation finishing systems (“EIFS”). The Company currently estimates that the aggregate cost of this initiative will be approximately $45 million. Through June 30, 2009, the Company had incurred approximately $14.9 million of capital expenditures relating to these remediation projects. The Company expects to fund future estimated remediation expenditures primarily by utilizing available cash and cash equivalents and borrowing capacity under its revolving lines of credit.

Condominium Impairment and Other Activity

The Company has observed a continued worsening of conditions in the economy and housing markets, generally, and in the Atlanta upper-end single-family and condominium markets, specifically. As such, the Company revised its current expectations regarding the timing and amount of projected future cash flows from its condominium projects under development, and as a result, recorded non-cash impairment losses of approximately $76.3 million, or $1.71 per diluted share, in the second quarter of 2009 to write down the carrying value of its investment in the 3630 Peachtree condominium project and adjacent land in Atlanta, Georgia to their estimated fair value.

The impairment charge includes the write down of the residential condominium tower under construction totaling approximately $68.2 million (net of noncontrolling interests of approximately $6.5 million) and the write-off of the Company’s net investment in the land that was being held for development of a future condominium tower on the same site totaling approximately $8.1 million (net of noncontrolling interests of approximately $1.6 million).

The estimated fair value of the condominium project was derived from the present value of the Company’s estimated future cash flows using a 23% discount rate. The Company’s cash flow assumptions reflect reduced list prices for the condominium units and also assume an extended sell out period, consistent with current market conditions.

The Company recognized incremental losses in FFO, excluding impairment losses, of approximately $1.0 million from condominium sales activities during the second quarter of 2009, net of noncontrolling interest, compared to incremental losses in FFO of approximately $1.4 million during the second quarter of 2008. During the second quarter of 2009, the Company sold 26 condominium units for aggregate gross sales revenues of approximately $6.2 million, compared to 33 condominium units sold in the second quarter of 2008 for aggregate gross sales revenues of approximately $10.1 million.

2009 Revised Outlook

The estimates and assumptions presented below are forward-looking and are based on the Company’s current and expected future view of the apartment and condominium markets and general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company expects that FFO for the full year 2009 will be a deficit in the range of $0.33 to $0.45 per diluted share, including the $1.71 per diluted share loss relating to non-cash impairment charges, offset by previously recorded gains of $0.05 per diluted share relating to the early extinguishment of indebtedness, mark-to-market of an interest rate swap and changes in previous hurricane loss estimates. Excluding the above-mentioned items totaling $1.66 per diluted share, the revised estimates of $1.21 to $1.33 per diluted share of FFO are within the Company’s previously reported guidance.

The revised estimates assume that same store NOI will decline 4.5% to 6.0% for the full year 2009, compared to 2008, within the range of the Company’s previously reported guidance. Revised same store NOI estimates assume the following:

•	same store revenues will decline by 3.8% to 4.3% for the full year 2009, compared to 2008, and
•	same store operating expenses will decline by 1.8% to 2.8% for the full year 2009, compared to 2008.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 22 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash income (loss) related to mark-to-market of interest rate swap agreements, non-cash debt extinguishment costs and strategic review costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, August 4, at 10:00 a.m. ET. The telephone numbers are 800-925-2151 for US and Canada callers and 913-312-0683 for international callers. The access code is 2452001. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, August 4, and will be available until Monday, August 10, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 2452001. A replay of the call also will be archived on Post’s website under For Investors/Audio Archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded more than 38 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 19,864 apartment units in 55 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,429 apartment units in four communities currently under construction and/or in lease-up. The Company is also developing and selling 362 for-sale condominium homes in three communities (including 129 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include expectations with respect to the Company’s anticipated funds from operations and net operating income for the year ending December 31, 2009, anticipated gains from sales of apartment communities and the Company’s anticipated development, renovation and remediation activities (including the projected costs, timing and anticipated potential sources of financing of projected future development, renovation and remediation activities). All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2008 and in subsequent filings with the SEC; future conditions in the global capital markets, including changes in the availability of credit and liquidity; future local and national economic conditions, including changes in levels of employment, interest rates, the availability of mortgage and other financing and related factors; a downgrade in the credit rating of the Company’s securities; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales, the market for asset sales and the resulting gains/losses associated with such asset sales; the Company’s ability to enter into new joint ventures and the availability of equity financing from traditional real estate investors to fund development activities; the Company’s ability to obtain construction loan financing to fund development activities; uncertainties associated with the Company’s condominium conversion and for-sale housing business, including the lack of demand for for-sale housing and the Company’s inability to sell for-sale products at attractive pricing levels; uncertainties associated with loss of personnel in connection with the Company’s reduction of corporate and property development and management overhead; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring the Company to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; the costs of remediating damage to the Company’s communities that have stucco or exterior insulation finishing systems for potential water penetration and other related issues; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2008 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
OPERATING DATA
Revenues from continuing operations	$69,118	$70,551	$138,296	$140,263
Net loss attributable to common shareholders	$(50,705)	$(26,973)	$(50,292)	$(26,196)
Funds (deficit) from operations available to common shareholders and unitholders (Table 1)	$(59,037)	$(12,639)	$(42,048)	$1,269

Weighted average shares outstanding - diluted	44,118	44,011	44,116	43,939
Weighted average shares and units outstanding - diluted	44,337	44,305	44,335	44,287

PER COMMON SHARE DATA - DILUTED
Net loss attributable to common shareholders	$(1.14)	$(0.61)	$(1.13)	$(0.59)

Funds (deficit) from operations available to common shareholders and unitholders (Table 1) (1)	$(1.32)	$(0.28)	$(0.94)	$0.03

Dividends declared	$0.20	$0.45	$0.40	$0.90

(1)

Funds (deficit) from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 322 for the six months ended June 30, 2008. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for this period under generally accepted accounting principles. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 233 and 100 for the three months ended and 209 and 100 for the six months ended June 30, 2009 and 2008, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net loss attributable to common shareholders	$(50,705)	$(26,973)	$(50,292)	$(26,196)
Noncontrolling interests - Operating Partnership	(250)	(213)	(248)	(206)
Depreciation on consolidated real estate assets, net	17,501	15,582	34,578	31,284
Depreciation on real estate assets held in unconsolidated entities	350	345	700	693
Gains on sales of apartment communities	(24,742)	-	(24,742)	(2,311)
Losses (gains) on sales of condominiums	(232)	368	28	(1,751)
Incremental gains on condominium sales (1)	(959)	(1,748)	(2,072)	(244)

Funds (deficit) from operations available to common shareholders and unitholders	$(59,037)	$(12,639)	$(42,048)	$1,269

Funds (deficit) from operations - per share and unit - diluted (2)	$(1.32)	$(0.28)	$(0.94)	$0.03

Weighted average shares and units outstanding - diluted (2)	44,570	44,405	44,544	44,709

(1)

For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 16 of the Supplemental Financial Data for further detail.

(2)

Diluted weighted average shares and units include the impact of dilutive securities totaling 322 for the six months ended June 30, 2008. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a loss from continuing operations for this period under generally accepted accounting principles. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 233 and 100 for the three months ended and 209 and 100 for the six months ended June 30, 2009 and 2008, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Six months ended
	June 30, 2009	June 30, 2008	March 31, 2009	June 30, 2009	June 30, 2008
Total same store NOI	$34,590	$34,519	$34,624	$69,214	$69,139
Property NOI from other operating segments	1,593	602	1,630	3,223	1,059

Consolidated property NOI	36,183	35,121	36,254	72,437	70,198

Add (subtract):
Interest income	23	61	115	138	271
Other revenues	277	235	226	503	474
Depreciation	(18,009)	(15,213)	(17,592)	(35,601)	(30,310)
Interest expense	(12,241)	(11,004)	(14,178)	(26,419)	(22,035)
Amortization of deferred financing costs	(682)	(859)	(934)	(1,616)	(1,710)
General and administrative	(3,964)	(4,351)	(4,409)	(8,373)	(9,485)
Investment and development	(793)	(1,274)	(997)	(1,790)	(2,664)
Other investment costs	(646)	(244)	(653)	(1,299)	(499)
Strategic review costs	-	(2,091)	-	-	(8,161)
Impairment, severance and other charges	(9,658)	(29,300)	-	(9,658)	(29,300)
Gains (losses) on sales of real estate assets, net	232	(368)	(260)	(28)	1,751
Equity in income (loss) of unconsolidated real estate entities	(74,656)	420	110	(74,546)	821
Other income (expense), net	50	66	1,059	1,109	(108)
Net gain (loss) on early extinguishment of indebtedness	(79)	-	898	819	-

Loss from continuing operations	(83,963)	(28,801)	(361)	(84,324)	(30,757)
Income from discontinued operations	26,768	3,232	2,609	29,377	8,347

Net income (loss)	$(57,195)	$(25,569)	$2,248	$(54,947)	$(22,410)

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q2 '09	Q2 '09	Q2 '09
	June 30, 2009	June 30, 2008	March 31, 2009	vs. Q2 '08 % Change	vs. Q1 '09 % Change	% Same Store NOI
Rental and other revenues
Atlanta	$14,422	$14,969	$14,519	(3.7)%	(0.7)%
Dallas	10,982	11,627	11,189	(5.5)%	(1.9)%
Washington, D.C.	10,215	10,350	10,121	(1.3)%	0.9%
Tampa	6,966	7,101	7,030	(1.9)%	(0.9)%
Charlotte	4,443	4,912	4,577	(9.5)%	(2.9)%
New York	3,634	3,725	3,675	(2.4)%	(1.1)%
Houston	3,072	3,070	3,063	0.1%	0.3%
Austin	1,196	1,231	1,214	(2.8)%	(1.5)%
Orlando	2,362	2,312	2,306	2.2%	2.4%

Total rental and other revenues	57,292	59,297	57,694	(3.4)%	(0.7)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	5,958	6,249	6,065	(4.7)%	(1.8)%
Dallas	4,650	5,499	4,554	(15.4)%	2.1%
Washington, D.C.	3,524	3,594	3,584	(1.9)%	(1.7)%
Tampa	2,866	3,252	2,831	(11.9)%	1.2%
Charlotte	1,588	1,862	1,576	(14.7)%	0.8%
New York	1,206	1,187	1,420	1.6%	(15.1)%
Houston	1,259	1,548	1,456	(18.7)%	(13.5)%
Austin	541	577	562	(6.2)%	(3.7)%
Orlando	1,110	1,010	1,022	9.9%	8.6%

Total	22,702	24,778	23,070	(8.4)%	(1.6)%

Net operating income
Atlanta	8,464	8,720	8,454	(2.9)%	0.1%	24.5%
Dallas	6,332	6,128	6,635	3.3%	(4.6)%	18.3%
Washington, D.C.	6,691	6,756	6,537	(1.0)%	2.4%	19.3%
Tampa	4,100	3,849	4,199	6.5%	(2.4)%	11.9%
Charlotte	2,855	3,050	3,001	(6.4)%	(4.9)%	8.3%
New York	2,428	2,538	2,255	(4.3)%	7.7%	7.0%
Houston	1,813	1,522	1,607	19.1%	12.8%	5.2%
Austin	655	654	652	0.2%	0.5%	1.9%
Orlando	1,252	1,302	1,284	(3.8)%	(2.5)%	3.6%

Total same store NOI	$34,590	$34,519	$34,624	0.2%	(0.1)%	100.0%

Average rental rate per unit
Atlanta	$1,114	$1,152	$1,134	(3.3)%	(1.7)%
Dallas	1,078	1,103	1,093	(2.3)%	(1.4)%
Washington, D.C.	1,787	1,813	1,799	(1.4)%	(0.7)%
Tampa	1,214	1,286	1,231	(5.6)%	(1.3)%
Charlotte	1,108	1,187	1,151	(6.7)%	(3.8)%
New York	3,843	3,893	3,939	(1.3)%	(2.4)%
Houston	1,263	1,250	1,269	1.0%	(0.5)%
Austin	1,325	1,331	1,346	(0.5)%	(1.5)%
Orlando	1,339	1,452	1,373	(7.8)%	(2.5)%
Total average rental rate per unit	1,287	1,328	1,308	(3.1)%	(1.6)%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Six months ended
	June 30, 2009	June 30, 2008	% Change
Rental and other revenues
Atlanta	$28,941	$29,756	(2.7)%
Dallas	22,171	22,893	(3.2)%
Washington, D.C.	20,337	20,531	(0.9)%
Tampa	13,996	14,283	(2.0)%
Charlotte	9,020	9,696	(7.0)%
New York	7,308	7,493	(2.5)%
Houston	6,135	6,101	0.6%
Austin	2,410	2,471	(2.5)%
Orlando	4,667	4,683	(0.3)%

Total rental and other revenues	114,985	117,907	(2.5)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	12,023	12,200	(1.5)%
Dallas	9,205	10,703	(14.0)%
Washington, D.C.	7,108	7,258	(2.1)%
Tampa	5,697	6,294	(9.5)%
Charlotte	3,164	3,478	(9.0)%
New York	2,625	2,591	1.3%
Houston	2,715	2,912	(6.8)%
Austin	1,102	1,184	(6.9)%
Orlando	2,132	2,148	(0.7)%

Total	45,771	48,768	(6.1)%

Net operating income
Atlanta	16,918	17,556	(3.6)%
Dallas	12,966	12,190	6.4%
Washington, D.C.	13,229	13,273	(0.3)%
Tampa	8,299	7,989	3.9%
Charlotte	5,856	6,218	(5.8)%
New York	4,683	4,902	(4.5)%
Houston	3,420	3,189	7.2%
Austin	1,308	1,287	1.6%
Orlando	2,535	2,535	0.0%

Total same store NOI	$69,214	$69,139	0.1%

Average rental rate per unit
Atlanta	$1,124	$1,148	(2.1)%
Dallas	1,086	1,099	(1.2)%
Washington, D.C.	1,793	1,809	(0.9)%
Tampa	1,222	1,291	(5.3)%
Charlotte	1,130	1,186	(4.7)%
New York	3,891	3,886	0.1%
Houston	1,266	1,239	2.2%
Austin	1,335	1,326	0.7%
Orlando	1,356	1,457	(6.9)%
Total average rental rate per unit	1,298	1,326	(2.1)%

11

Table 4

Computation of Debt Ratios

(In thousands)

	As of June 30,
	2009	2008
Total real estate assets per balance sheet	$2,132,577	$2,115,247
Plus:
Company share of real estate assets held in unconsolidated entities	80,436	94,510
Company share of accumulated depreciation - assets held in unconsolidated entities	7,864	6,049
Accumulated depreciation per balance sheet	587,116	499,981
Accumulated depreciation on assets held for sale	28,441	93,844

Total undepreciated real estate assets (A)	$2,836,434	$2,809,631

Total debt per balance sheet	$1,086,790	$1,064,405
Plus:
Company share of third party debt held in unconsolidated entities	93,280	65,128

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,180,070	$1,129,533

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	41.6%	40.2%

Total debt per balance sheet	$1,086,790	$1,064,405
Plus:
Company share of third party debt held in unconsolidated entities	93,280	65,128
Preferred shares at liquidation value	95,000	95,000

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,275,070	$1,224,533

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	45.0%	43.6%